EXHIBIT 99.1

The Community Financial Corporation Reports a 39% Increase in Income Before Taxes for the Year Ended December 31, 2017

WALDORF, Md., Jan. 29, 2018 (GLOBE NEWSWIRE) -- The Community Financial Corporation (NASDAQ:TCFC) (the “Company”), the holding company for Community Bank of the Chesapeake (the “Bank”), reported its results of operations for the fourth quarter and year ended December 31, 2017. The Company reported a net loss for the fourth quarter of 2017 of $459,000 or a diluted loss per share of $0.10 compared to net income of $2.0 million or $0.44 per diluted share for the fourth quarter of 2016. The current quarter’s results included $2.7 million in additional income tax expense from the revaluation of deferred tax assets as a result of the reduction in the corporate income tax rate under the recently enacted Tax Cuts and Jobs Act and merger and acquisition costs of $230,000, net of tax. The combined impact of these items resulted in a reduction to quarterly earnings per share of approximately $0.64 per share.

Net income for year ended December 31, 2017 was $7.2 million or $1.56 per diluted share after the inclusion of the additional tax expense under the recently enacted Tax Cuts and Jobs Act and the expenses associated with the pending acquisition of County First Bank. The additional income tax and merger and acquisition costs of $724,000, net of tax, resulted in a reduction of earnings per share of approximately $0.75 per share for 2017.  Net income for the year ended December 31, 2016 was $7.3 million or $1.59 per diluted share.

Income before taxes (pretax income) increased $619,000 or 18.3% to $4.0 million for the three months ended December 31, 2017 compared to $3.4 million for the three months ended December 31, 2016. The Company’s pretax returns on average assets and common stockholders’ equity for the fourth quarter of 2017 were 1.14% and 14.15%, respectively, compared to 1.04% and 12.84%, respectively, for the fourth quarter of 2016. The Company’s after-tax returns on average assets and common stockholders’ equity for the fourth quarter of 2017 were (0.13%) and (1.62%), respectively, compared to 0.62% and 7.68%, respectively, for the fourth quarter of 2016. Pretax income increased $4.6 million or 39.3% to $16.3 million for the year ended December 31, 2017 compared to $11.7 million for the year ended December 31, 2016.  The Company’s pretax returns on average assets and common stockholders’ equity for 2017 were 1.19% and 14.88%, respectively, compared to 0.96% and 11.36%, respectively, for 2016. The Company’s after-tax returns on average assets and common stockholders’ equity for 2017 were 0.52% and 6.55%, respectively, compared to 0.60% and 7.09%, respectively, for 2016.

“Although the increased tax expense related to the deferred tax revaluation and merger and acquisition costs decreased net income, earnings per share and returns on average assets and common equity for the quarter and the year, we believe the reduced federal income tax rate and the efficiencies from the County First acquisition will be accretive in 2018. We completed a very strong 2017 with operating net income1 growing at a record pace for the Company.  Operating earnings per share increased to $2.31 per share, an increase of $0.72 or 45% from $1.59 per share in 2016.  Operating return on average assets and operating return on average common equity increased to 0.78% and 9.70%, respectively, compared to 0.60% and 7.09% in 2016,” stated William J. Pasenelli, Chief Executive Officer and Vice-Chairman of the Board. “We accomplished this primarily by controlling expense growth and improved asset quality. The Company’s efficiency ratio2 averaged in the low 60s for the year ended December 31, 2017.”

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1 The Company defines operating net income as net income before merger and acquisition costs and the deferred tax adjustment for Tax Cuts and Jobs Act.  Operating earnings per share, operating return on average assets and operating return on average common equity is calculated using adjusted operating net income. See Non-GAAP reconciliation schedules.

2 Efficiency Ratio - noninterest expense divided by the sum of net interest income and noninterest income. The Company maintains a GAAP and Non-GAAP ratio. See Non-GAAP reconciliation schedules.

Average loans increased $125.5 million or 12.7% from $988.3 million for the year ended December 31, 2016 to $1,113.8 million for the year ended December 31, 2017. Overall end of period loan growth for 2017 of $61.1 million or 5.6% was lower than the Company’s planned 8% to 9% growth. The Company’s two largest portfolios, commercial real estate and residential rentals grew $60.2 million or 9.0% to $727.3 million and $8.3 million or 8.2% to $110.2 million, respectively, for the year ended December 31, 2017. Other portfolios decreased a net of $7.5 million or 2.3% to $312.5 million. The decrease in other portfolios included a $630,000 decrease in the residential first mortgage portfolio to $170.4 million and a $9.1 million decrease in the construction and land development to $27.9 million. During 2017, management directed its focus to higher yielding commercial real estate and construction loans and deemphasized residential first mortgage lending.

“We had a very positive year originating construction loans, but funding of construction projects was slower in 2017 than the prior year. As of December 31, 2017, our commercial construction and construction and land development loans had $24.8 million more unfunded than the prior year end. Available and unfunded settled construction loans were $77.2 million at year end compared to $52.4 million at December 31, 2016, stated,” Gregory Cockerham, Chief Lending Officer and Executive Vice President. “We are optimistic that settled construction loans will begin funding in 2018 and positively impact loan growth. In addition, we had over $31 million in expected settlements in commercial real estate and construction loans in our pipeline move from the third and fourth quarter of 2017 to the first quarter of 2018.”

Net interest margin decreased during the fourth quarter of 2017 compared to the third quarter of 2017, decreasing nine basis points from 3.38% to 3.29%, respectively. The NIM compression was primarily attributable to a decrease in loans yields of five basis points to 4.44% and an increase in the Company’s cost of funds of four basis points to 0.88%. Loan yields decreased three basis points due to approximately $80,000 in nonaccrual interest reversals during the quarter. The decreases in loan yields were partially offset by increased yields due to the scheduled repricing of loans at higher rates, the purchase of securities and the production of commercial real estate loans. During the second half of 2017, due to rising interest rates, the Company’s commercial portfolios with pricing tied to the prime rate began exceeding interest rate floors that were established when rates were much lower. This is expected to have a positive impact on yields in 2018.

Loan yields on repricing and new loans began to rise in the second half of 2017, influenced by increases in the federal funds target rate (1.50% as of December 13, 2017) and loan growth in higher yielding portfolios. End of period projected loan yields increased between the third and fourth quarter of 2017. The following table is based on contractual interest rates and does not include the amortization of deferred costs and fees or assumptions regarding non-accrual interest:

	December 31, 2017	September 30, 2017
	EOP Contractual	EOP Contractual
(dollars in thousands)	Interest rate	Interest rate

Commercial real estate	4.43%	4.38%
Residential first mortgages	3.88%	3.87%
Residential rentals	4.63%	4.60%
Construction and land development	4.99%	4.88%
Home equity and second mortgages	4.77%	4.54%
Commercial loans	5.01%	4.89%
Consumer loans	7.57%	7.47%
Commercial equipment	4.41%	4.49%
Total Loans	4.41%	4.37%

The increase in cost of funds to 0.88% for the three months ended December 31, 2017 from 0.84% for the third quarter 2017 was primarily due to rising short-term wholesale funding rates during 2017.

“We completed our acquisition of County First Bank on January 1, 2018. We are very excited about opportunities for the Bank in 2018 to enhance net interest income and continue our focus on creating operating leverage by growing top line revenue faster than operating expenses. Cash and securities acquired of approximately $72 million will allow the Bank to pay down more costly wholesale funding in the first quarter of 2018,” stated Todd L. Capitani, Chief Financial Officer and Executive Vice-President. “In addition, we added $200 million of deposits of which approximately $160 million were stable low-cost transaction accounts that will fund planned loan growth in 2018. The closing of four of the five acquired branches this spring should begin to positively impact the Company’s expense run rate in the second half of 2018.”

County First Acquisition
On January 1, 2018, the Company completed its previously announced merger of County First Bank (“County First”) with and into the Bank, with the Bank as the surviving bank (the “Merger”) pursuant to the Agreement and Plan of Merger, dated as of July 31, 2017, by and among the Company, the Bank and County First. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $1.00 per share, of County First issued and outstanding immediately prior to the Effective Time was converted into the right to receive 0.9543 shares of Company common stock and $2.20 in cash (the “Merger Consideration”). The $2.20 in cash represents the sum of (i) $1.00 in cash consideration (the “Cash Consideration”) plus (ii) $1.20 in Contingent Cash Consideration that was determined before the completion of the Merger in accordance with the terms of the Merger Agreement. The aggregate merger consideration consisted of approximately 919,000 shares of the Company’s common stock and approximately $2.1 million in cash. Based upon the $38.78 per share closing price of the Company’s common stock on December 28, 2017, the transaction value was approximately $37.7 million.

The County First Bank acquisition is being accounted for under the acquisition method of accounting with the Company treated as the acquirer. Under the acquisition method of accounting, the assets and liabilities of County First Bank, as of January 1, 2018, will be recorded by the Company at their respective fair values, and the excess of the merger consideration over the fair value of County First Bank's net assets will be allocated to goodwill. At December 31, 2017, County First had total assets of approximately $227 million, total loans of $143 million and total deposits of $200 million. County First has five branch offices in La Plata, Waldorf, New Market, Prince Frederick and California, Maryland. The Bank intends to keep the La Plata branch open and consolidate the remaining four branches with legacy Community Bank of the Chesapeake branch offices in May of 2018. The calculations to determine fair values are not expected to be complete at the time of filing of the 2017 Annual Report on Form 10-K. Until the determination of the fair values is complete, it is impractical to include disclosures related to the fair value of the assets acquired and liabilities assumed as required by the accounting guidance.

Merger related costs, which included mainly professional fees and investment banking costs, for the three months and year ended December 31, 2017 were $335,000 and $829,000, respectively.

Net Interest Income

Net interest income increased 2.9% or $300,000 to $10.8 million for the three months ended December 31, 2017 compared to $10.5 million for the three months ended December 31, 2016. Net interest margin at 3.29% for the three months ended December 31, 2017 decreased 16 basis points from 3.45% for the three months ended December 31, 2016. Average interest-earning assets were $1,307.9 million for the fourth quarter of 2017, an increase of $94.4 million or 7.8%, compared to $1,213.5 million for the same quarter of 2016.

Net interest income increased 8.7% or $3.5 million to $43.4 million for the year ended December 31, 2017 compared to $39.9 million for the year ended December 31, 2016. Net interest margin at 3.37% for the year ended December 31, 2017, decreased 11 basis points from 3.48% for the year ended December 31, 2016. Average interest-earning assets were $1,288.8 million for 2017, an increase of $143.3 million or 12.5%, compared to $1,145.5 million for 2016.

Net interest margin declined during the year ended December 31, 2017, primarily due to reduced yields on loans and an increase in cost of funds. Yields on the loan portfolio decreased from 4.55% for the year ended December 31, 2016 to 4.45% for year ended December 31, 2017. Yields were reduced compared to the prior year due primarily to the Bank’s increased investment in residential mortgages during 2016, competition for commercial real estate loans and other commercial loans and the timing of scheduled repricing of the Bank’s loan portfolios.

An increase in the cost of funds impacted net interest margin for the comparable periods. The cost of funds increased eight basis points to 0.81% for the year ended December 31, 2017 compared to 0.73% for the year ended December 31, 2016. The Company continued to control deposit costs by increasing transaction deposits as a percentage of overall deposits. Average transaction deposits, which include savings, money market, interest-bearing demand and noninterest bearing demand accounts, for the years ended December 31, 2017 increased $56.0 million, or 9.8%, to $627.6 million compared to $571.6 million for the comparable period in 2016. Average transaction accounts as a percentage of total deposits remained stable at 58.3% for the year ended December 31, 2016 compared to 58.6% for the years ended December 31, 2017.

Wholesale and time-based funding rates are typically more sensitive to rising interest rates than transactional deposits. Compared to the year ended December 31, 2016, average interest rates in 2017 increased by 14 basis points to 1.00% on certificates of deposit, while interest-bearing transactional deposits increased by five basis points to 0.32%. Federal Home Loan Bank (“FHLB”) short-term borrowings increased by 66 basis points to 1.15% for the year ended December 31, 2017 compared to 0.49% for the same period during 2016. The Company’s increases in transaction deposits during the last twelve months have decreased downward pressure on net interest margin. The ability to increase transaction deposits faster than wholesale funding could mitigate possible downward pressure on net interest margin in a rising rate environment.

Noninterest Income and Noninterest Expense

Noninterest income increased by $109,000 to $1.0 million for the three months ended December 31, 2017 compared to $891,000 for the three months ended December 31, 2016. Noninterest income increased by $724,000 to $4.1 million for the year ended December 31, 2017 compared to $3.4 million for the year ended December 31, 2016. The increase in income for the year was principally due to OREO losses recognized in 2016 not recognized in 2017 and gains on loans held for sale in 2017 and investment gains, partially offset by a small reduction in service charge income.

For the three months ended December 31, 2017, noninterest expense increased 5.9%, or $430,000, to $7.7 million from $7.3 million for the comparable period in 2016. Fourth quarter 2017 noninterest expense included $335,000 of merger related costs, comprising primarily of professional fees and investment banking costs. The Company’s GAAP efficiency ratio for the three months ended December 31, 2017 and 2016 was 65.79% and 64.38%, respectively.  The Non-GAAP efficiency ratio, which excludes merger and acquisition costs, OREO gains and losses and other non-core activities, was 62.16% and 62.18% for the same comparable periods.

Noninterest expense averaged just below $7.3 million per quarter during 2016. During 2016, the Company focused on controlling the growth of expenses by streamlining internal processes and reviewing vendor relationships. These efforts resulted in a reduction in nine FTEs, from 171 employees to 162 employees, during the year ended December 31, 2016. The Company’s strategy to create operating leverage through continued asset growth combined with controlling the growth in expenses continued during 2017.

The Company’s GAAP net operating expense ratio3 as a percentage of average assets for the three months ended December 31, 2017 and 2016 was 1.93% and 1.98%, respectively. The Non-GAAP net operating expense ratio, which excludes merger and acquisition costs, OREO gains and losses and other non-core activities, was 1.81% and 1.90% for the same comparable periods.

The following is a summary breakdown of noninterest expense:

	Three Months Ended December 31,
(dollars in thousands)	2017	2016	$ Change	% Change
Compensation and Benefits	$4,191	$4,193	$(2)	(0.0%)
OREO Valuation Allowance and Expenses	123	252	(129)	(51.2%)
Merger and acquisition costs	335	-	335	n/a
Operating Expenses	3,097	2,871	226	7.9%
Total Noninterest Expense	$7,746	$7,316	$430	5.9%

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3 Net Operating Expense Ratio - noninterest expense less noninterest income divided by average assets. The Company maintains a GAAP and Non-GAAP ratio. See Non-GAAP reconciliation schedules.

For the year ended December 31, 2017, noninterest expense increased 3.2%, or $938,000, to $30.1 million from $29.2 million for the comparable period in 2016. The Company controlled growth in 2017 in compensation and benefits expense, reducing expense $52,000 or 0.3%, compared to the same period in the prior year. Total growth in compensation and benefit costs was 2.7% and 3.2%, respectively for the years ended December 31, 2016 and 2015. Year to date 2017 noninterest expense included $829,000 of merger related costs, comprising primarily professional fees and investment banking costs. The Company’s GAAP efficiency ratio for the year ended December 31, 2017 and 2016 was 63.40% and 67.40%, respectively. The Non-GAAP efficiency ratio was 60.42% and 64.82% for the same comparable periods. The Company’s GAAP net operating expense ratio as a percentage of average assets for the year ended December 31, 2017 and 2016 was 1.89% and 2.10%, respectively. The Non-GAAP net operating expense ratio was 1.79% and 2.00% for the same comparable periods.

The following is a summary breakdown of noninterest expense:

	Years Ended December 31,
(dollars in thousands)	2017	2016	$ Change	% Change
Compensation and Benefits	$16,758	$16,810	$(52)	(0.3%)
OREO Valuation Allowance and Expenses	746	861	(115)	(13.4%)
Merger and acquisition costs	829	-	829	n/a
Operating Expenses	11,764	11,488	276	2.4%
Total Noninterest Expense	$30,097	$29,159	$938	3.2%

Balance Sheet and Asset Quality

Balance Sheet

Total assets at December 31, 2017 were $1.40 billion, an increase of $71.7 million or 5.4%, compared to total assets of $1.33 billion at December 31, 2016. The increase in total assets was primarily attributable to growth in loans. Net loans increased $61.1 million, or 5.7%, from $1,079.5 million at December 31, 2016 to $1,140.6 million at December 31, 2017, principally due to increases in the commercial real estate and residential rentals portfolios.  The following is a breakdown of the Company’s loan portfolio at December 31, 2017 and December 31, 2016:

(dollars in thousands)	December 31, 2017%		December 31, 2016%		$ Change	% Change

Commercial real estate	$727,314	63.25%	$667,105	61.25%	$60,209	9.03%
Residential first mortgages	170,374	14.81%	171,004	15.70%	(630)	-0.37%
Residential rentals	110,228	9.58%	101,897	9.36%	8,331	8.18%
Construction and land development	27,871	2.42%	36,934	3.39%	(9,063)	-24.54%
Home equity and second mortgages	21,351	1.86%	21,399	1.97%	(48)	-0.22%
Commercial loans	56,417	4.91%	50,484	4.64%	5,933	11.75%
Consumer loans	573	0.05%	422	0.04%	151	35.78%
Commercial equipment	35,916	3.12%	39,737	3.65%	(3,821)	-9.62%
	1,150,044	100.00%	1,088,982	100.00%	61,062	5.61%
Less:
Deferred loan fees and premiums	(1,086)	-0.09%	(397)	-0.04%	(689)	173.55%
Allowance for loan losses	10,515	0.91%	9,860	0.91%	655	6.64%
	9,429		9,463		(34)	-0.36%
	$1,140,615		$1,079,519		$61,096	5.66%

Deposits increased by 6.5%, or $67.4 million, to $1,106.2 million at December 31, 2017 compared to $1,038.8 million at December 31, 2016.  The Company uses both traditional and reciprocal brokered deposits. Traditional brokered deposits at December 31, 2017 and December 31, 2016 were $118.9 million and $131.0 million, respectively. Reciprocal brokered deposits are used to maximize FDIC insurance available to our customers. Reciprocal brokered deposits at December 31, 2017 and December 31, 2016 were $92.9 million and $70.7 million, respectively. The following is a breakdown of the Company’s deposit portfolio at December 31, 2017 and December 31, 2016:

	December 31, 2017		December 31, 2016
(dollars in thousands)	Balance	%	Balance	%	$ Change	% Change
Noninterest-bearing demand	$159,843	14.45%	$144,877	13.95%	$14,966	10.33%
Interest-bearing:
Demand	215,448	19.48%	162,823	15.67%	52,625	32.32%
Money market deposits	226,351	20.46%	248,049	23.88%	(21,698)	-8.75%
Savings	52,990	4.79%	50,284	4.84%	2,706	5.38%
Certificates of deposit	451,605	40.82%	432,792	41.66%	18,813	4.35%
Total interest-bearing	946,394	85.55%	893,948	86.05%	52,446	5.87%

Total Deposits	$1,106,237	100.00%	$1,038,825	100.00%	$67,412	6.49%

Transaction accounts	$654,632	59.18%	$606,033	58.34%	48,599	8.02%

FHLB long-term debt and short-term borrowings decreased $1.6 million from $144.6 million at December 31, 2016 to $143.0 million at December 31, 2017. The Company uses brokered deposits and other wholesale funding to supplement funding when loan growth exceeds core deposit growth and for asset-liability management purposes.

During the year ended December 31, 2017, stockholders’ equity increased $5.5 million to $110.0 million. The increase in stockholders’ equity was due to net income of $7.2 million, net stock related activities related to stock-based compensation of $670,000 and a net fair market value adjustment of $110,000 for leveraged ESOP shares. These increases to capital were partially offset by quarterly common dividends paid of $1.8 million, a current year increase in accumulated other comprehensive loss of $67,000 and the net increase in unearned ESOP shares of $586,000. During the year ended December 31, 2017, $237,000 or 10,157 ESOP shares were allocated with the payment of promissory notes. This was offset by the purchase of 23,503 shares of the Company’s common shares for $823,000 by the Employee Stock Ownership Plan (“ESOP”) during the third quarter of 2017. The ESOP has promissory notes with the Company for the purchase of TCFC common stock for the benefit of the participants in the Plan. Loan terms are at prime rate plus one-percentage point and amortize over seven (7) years. As principal is repaid, common shares are allocated to participants based on the participant account allocation rules described in the Plan. The Bank is a guarantor of the ESOP debt with the Company. Unencumbered shares held by the ESOP are treated as outstanding in computing earnings per share. Shares issued to the ESOP but pledged as collateral for loans obtained to provide funds to acquire the shares are not treated as outstanding in computing earnings per share.

Common stockholders' equity of $110.0 million at December 31, 2017 resulted in a book value of $23.65 per common share compared to $22.54 at December 31, 2016. The Company remains well-capitalized at December 31, 2017 with a Tier 1 capital to average assets ratio of 8.77%.

Asset Quality

The Company continues to pursue its approach of maximizing contractual rights with individual classified customer relationships. The objective is to move non-performing or substandard credits that are not likely to become performing or passing credits in a reasonable timeframe off the balance sheet. Management believes this strategy is in the best long-term interest of the Company. Because of these efforts, non-accrual loans and OREO to total assets have decreased from 1.83% at December 31, 2015, to 1.21% at December 31, 2016, and to 1.00% at December 31, 2017.  Non-accrual loans, OREO and TDRs to total assets decreased from 2.98% at December 31, 2015, to 1.99%, at December 31, 2016, and to 1.71% at December 31, 2017. Classified assets increased $9.8 million from $30.6 million at December 31, 2016 to $40.4 million at December 31, 2017. The net increase was primarily due to two customer relationships that that are well-secured by commercial real estate that were downgraded to substandard in the third quarter ($4.9 million) and fourth quarter ($10.4 million). There was no impairment on these relationships based on our analysis at December 31, 2017.

Management considers classified assets to be an important measure of asset quality. The following is a breakdown of the Company’s classified and special mention assets at December 31, 2017, 2016, 2015, 2014 and 2013, respectively:

Classified Assets and Special Mention Assets
(dollars in thousands)	As of 12/31/2017	As of 12/31/2016	As of 12/31/2015	As of 12/31/2014	As of 12/31/2013
Classified loans
Substandard	$40,306	$30,463	$31,943	$46,735	$47,645
Doubtful	-	137	861	-	-
Loss	-	-	-	-	-
Total classified loans	40,306	30,600	32,804	46,735	47,645
Special mention loans	96	-	1,642	5,460	9,246
Total classified and special mention loans	$40,402	$30,600	$34,446	$52,195	$56,891

Classified loans	40,306	30,600	32,804	46,735	47,645
Classified securities	651	883	1,093	1,404	2,438
Other real estate owned	9,341	7,763	9,449	5,883	6,797
Total classified assets	$50,298	$39,246	$43,346	$54,022	$56,880

As a percentage of Total Assets	3.58%	2.94%	3.79%	4.99%	5.56%
As a percentage of Risk Based Capital	32.14%	26.13%	30.19%	39.30%	43.11%

The allowance for loan losses was 0.91% of gross loans at December 31, 2017 and December 31, 2016. Management’s determination of the adequacy of the allowance is based on a periodic evaluation of the portfolio with consideration given to: overall loss experience; current economic conditions; size, growth and composition of the loan portfolio; financial condition of the borrowers; current appraised values of underlying collateral and other relevant factors that, in management’s judgment, warrant recognition in determining an adequate allowance. Improvements to baseline charge-off factors for the periods used to evaluate the adequacy of the allowance as well as improvements in some qualitative factors, such as slower portfolio growth, were offset by increases in other qualitative factors, such as concentration to capital factors. The specific allowance is based on management’s estimate of realizable value for particular loans. Management believes that the allowance is adequate.

The following is a breakdown of the Company’s general and specific allowances as a percentage of gross loans at December 31, 2017 and December 31, 2016, respectively:

		% of Gross		% of Gross
(dollar in thousands)	December 31, 2017	Loans	December 31, 2016	Loans

General Allowance	$9,491	0.82%	$8,571	0.79%
Specific Allowance	1,024	0.09%	1,289	0.12%
Total Allowance	$10,515	0.91%	$9,860	0.91%

The historical loss experience factor is tracked over various time horizons for each portfolio segment. The following table provides net charge-offs as a percentage of average loans for the three months and years ended December 31, 2017 and 2016, respectively, and a five-year trend:

	Three Months Ended December 31,		Years Ended December 31,
(dollars in thousands)	2017	2016	2017	2016	2015	2014	2013	2012
Average loans	$1,132,232	$1,049,998	$1,113,822	$988,288	$874,186	$819,381	$741,369	$719,798
Net charge-offs	(50)	472	355	1,039	1,374	2,309	1,049	1,937
Net charge-offs to average loans	-0.02%	0.18%	0.03%	0.11%	0.16%	0.28%	0.14%	0.27%

About The Community Financial Corporation - Headquartered in Waldorf, MD, The Community Financial Corporation is the bank holding company for Community Bank of the Chesapeake, a full-service commercial bank with assets of approximately $1.6 billion.  Through its branch offices and commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses.  The Company’s banking centers are located at its main office in Waldorf, Maryland, and branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland; and downtown Fredericksburg, Virginia. More information about Community Bank of the Chesapeake can be found at www.cbtc.com.

Use of Non-GAAP Financial Measures - Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures.  The Company’s management uses these non-GAAP financial measures, and believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company.  Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company.  Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements include, without limitation, those relating to the Company’s and Community Bank of the Chesapeake’s future growth and management’s outlook or expectations for revenue, assets, asset quality, profitability, business prospects, net interest margin, non-interest revenue, allowance for loan losses, the level of credit losses from lending, liquidity levels, capital levels, or other future financial or business performance strategies or expectations. These forward-looking statements may also include: any statements of the plans and objectives of management for future operations products or services, including the execution of integration plans relating to the County First acquisition; plans regarding branch closings or consolidation; any statement of expectation or belief; projections related to certain financial metrics; and any statement of assumptions underlying the foregoing. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates; loss of deposits and loan demand to other financial institutions; substantial changes in financial markets; changes in real estate value and the real estate market; regulatory changes; the possibility of unforeseen events affecting the industry generally; the uncertainties associated with newly developed or acquired operations; the outcome of litigation that may arise; market disruptions and other effects of terrorist activities; and the matters described in “Item 1A Risk Factors” in the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2016, and in its other Reports filed with the Securities and Exchange Commission (the “SEC”). The Company’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC’s Web site at www.sec.gov. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the SEC.

Data is unaudited as of December 31, 2017. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

CONTACTS:
William J. Pasenelli, Chief Executive Officer
Todd L. Capitani, Chief Financial Officer
888.745.2265

THE COMMUNITY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Years Ended December 31,
(dollars in thousands, except per share amounts )	2017	2016	2017	2016
Interest and Dividend Income
Loans, including fees	$12,560	$11,744	$49,611	$44,919
Interest and dividends on investment securities	999	835	3,906	3,108
Interest on deposits with banks	14	5	53	20
Total Interest and Dividend Income	13,573	12,584	53,570	48,047

Interest Expense
Deposits	1,712	1,210	5,946	4,695
Short-term borrowings	323	73	1,057	196
Long-term debt	765	828	3,179	3,251
Total Interest Expense	2,800	2,111	10,182	8,142

Net Interest Income	10,773	10,473	43,388	39,905
Provision for loan losses	30	670	1,010	2,359
Net Interest Income After Provision For Loan Losses	10,743	9,803	42,378	37,546
Noninterest Income
Loan appraisal, credit, and miscellaneous charges	73	66	157	289
Gain on sale of asset	-	8	47	12
Net gains (losses) on sale of OREO	7	4	43	(436)
Net gains on sale of investment securities	42	(8)	175	31
Income from bank owned life insurance	192	196	773	789
Service charges	686	625	2,595	2,675
Gain on sale of loans held for sale	-	-	294	-
Total Noninterest Income	1,000	891	4,084	3,360
Noninterest Expense
Salary and employee benefits	4,191	4,193	16,758	16,810
Occupancy expense	691	666	2,632	2,488
Advertising	139	138	543	647
Data processing expense	588	589	2,354	2,267
Professional fees	472	455	1,662	1,568
Merger and acquisition costs	335	-	829	-
Depreciation of furniture, fixtures, and equipment	192	204	786	812
Telephone communications	49	41	191	174
Office supplies	33	31	119	136
FDIC Insurance	133	97	638	739
OREO valuation allowance and expenses	123	252	746	861
Other	800	650	2,839	2,657
Total Noninterest Expense	7,746	7,316	30,097	29,159
Income before income taxes	3,997	3,378	16,365	11,747
Income tax expense	4,456	1,356	9,157	4,416
Net (Loss) Income	$(459)	$2,022	$7,208	$7,331

Earnings Per Common Share
Basic	$(0.10)	$0.44	$1.56	$1.59
Diluted	$(0.10)	$0.44	$1.56	$1.59
Cash dividends paid per common share	$0.10	$0.10	$0.40	$0.40

THE COMMUNITY FINANCIAL CORPORATION
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

Reconciliation of US GAAP Net Income, Earnings Per Share (EPS), Return on Average Assets (ROAA) and Return on Average Common Equity (ROACE) to Non-GAAP Operating Net Income, EPS, ROAA and ROACE(a)

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude merger and acquisition costs, primarily the additional income tax expense from the revaluation of deferred tax assets as a result of the reduction in the corporate income tax rate under the recently enacted Tax Cuts and Jobs Act, that are not considered part of recurring operations, such as “operating net income,” “operating earnings per share,” “operating return on average assets,” and “operating return on average common equity.” These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	Three Months Ended		Years Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016

GAAP Net (loss) income	$(459)	$2,022	$7,208	$7,331
Impact of Tax Cuts and Jobs Act	2,740	-	2,740	-
Merger and acquisition costs (net of tax)	230	-	724	-

Non-GAAP Operating Net income before merger and acquisition	$2,511	$2,022	$10,672	$7,331
costs and deferred tax adjustment for Tax Cuts and Jobs Act

GAAP diluted EPS	$(0.10)	$0.44	$1.56	$1.59
Non-GAAP Operating diluted EPS before merger and acquisition costs and deferred tax adjustment for Tax Cuts and Jobs Act	$0.54	$0.44	$2.31	$1.59

GAAP ROAA	-0.13%	0.62%	0.52%	0.60%
Non-GAAP Operating ROAA before merger and acquisition costs and deferred tax adjustment for Tax Cuts and Jobs Act	0.72%	0.62%	0.78%	0.60%

GAAP ROACE	-1.62%	7.68%	6.55%	7.09%
Non-GAAP Operating ROACE before merger and acquisition costs and deferred tax adjustment for Tax Cuts and Jobs Act	8.89%	7.68%	9.70%	7.09%

Weighted average common shares outstanding:	4,616,515	4,606,676	4,629,228	4,599,502
Average Assets	$1,398,945	$1,297,729	$1,376,983	$1,229,470
Average Equity	113,017	105,245	109,979	103,397

(a) There were no merger and acquisition costs or deferred tax adjustments for the year ended December 31, 2016.

THE COMMUNITY FINANCIAL CORPORATION
AVERAGE CONSOLIDATED BALANCE SHEETS AND NET INTEREST INCOME
UNAUDITED

	For the Three Months Ended December 31,						For the Years Ended December 31,
		2017			2016			2017			2016
			Average			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/	Average		Yield/
dollars in thousands	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio	$1,132,232	$12,560	4.44%	$1,049,998	$11,744	4.47%	$1,113,822	$49,611	4.45%	$988,288	$44,919	4.55%
Investment securities, federal funds
sold and interest-bearing deposits	175,663	1,013	2.31%	163,548	840	2.05%	175,027	3,959	2.26%	157,173	3,128	1.99%
Total Interest-Earning Assets	1,307,895	13,573	4.15%	1,213,546	12,584	4.15%	1,288,849	53,570	4.16%	1,145,461	48,047	4.19%
Cash and cash equivalents	16,368			12,725			15,012			11,858
Other assets	74,682			71,458			73,122			72,151
Total Assets	$1,398,945			$1,297,729			$1,376,983			$1,229,470

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$54,127	$7	0.05%	$50,631	$7	0.06%	$53,560	$27	0.05%	$48,878	$39	0.08%
Interest-bearing demand and money
market accounts	424,767	408	0.38%	408,823	291	0.28%	419,817	1,481	0.35%	380,592	1,128	0.30%
Certificates of deposit	445,467	1,297	1.16%	415,251	912	0.88%	443,181	4,438	1.00%	409,621	3,528	0.86%
Long-term debt	55,503	286	2.06%	65,564	373	2.28%	58,704	1,313	2.24%	60,503	1,456	2.41%
Short-term debt	95,767	323	1.35%	58,658	73	0.50%	91,797	1,057	1.15%	39,802	196	0.49%
Subordinated Notes	23,000	359	6.24%	23,000	360	6.26%	23,000	1,438	6.25%	23,000	1,438	6.25%
Guaranteed preferred beneficial interest
in junior subordinated debentures	12,000	120	4.00%	12,000	95	3.17%	12,000	428	3.57%	12,000	357	2.98%

Total Interest-Bearing Liabilities	1,110,631	2,800	1.01%	1,033,927	2,111	0.82%	1,102,059	10,182	0.92%	974,396	8,142	0.84%

Noninterest-bearing demand deposits	164,515			148,327			154,225			142,116
Other liabilities	10,782			10,230			10,720			9,561
Stockholders' equity	113,017			105,245			109,979			103,397
Total Liabilities and Stockholders' Equity	$1,398,945			$1,297,729			$1,376,983			$1,229,470

Net interest income		$10,773			$10,473			$43,388			$39,905

Interest rate spread			3.14%			3.33%			3.24%			3.35%
Net yield on interest-earning assets			3.29%			3.45%			3.37%			3.48%
Ratio of average interest-earning
assets to average interest bearing
liabilities			117.76%			117.37%			116.95%			117.56%

Cost of funds			0.88%			0.71%			0.81%			0.73%
Cost of deposits			0.63%			0.47%			0.56%			0.48%
Cost of debt			2.34%			2.26%			2.28%			2.55%

Note: Loan average balance includes non-accrual loans. There are no tax equivalency adjustments.

THE COMMUNITY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31, 2017
(dollars in thousands, except per share amounts)	(Unaudited)	December 31, 2016
Assets
Cash and due from banks	$13,315	$9,948
Interest-bearing deposits with banks	2,102	1,315
Securities available for sale (AFS), at fair value	68,285	53,033
Securities held to maturity (HTM), at amortized cost	99,246	109,247
Federal Home Loan Bank (FHLB) stock - at cost	7,276	7,235
Loans receivable - net of allowance for loan losses of $10,515 and $9,860	1,140,615	1,079,519
Premises and equipment, net	21,391	22,205
Premises and equipment held for sale	-	345
Other real estate owned (OREO)	9,341	7,763
Accrued interest receivable	4,511	3,979
Investment in bank owned life insurance	29,398	28,625
Other assets	10,481	11,043
Total Assets	$1,405,961	$1,334,257

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest-bearing deposits	$159,844	$144,877
Interest-bearing deposits	946,393	893,948
Total deposits	1,106,237	1,038,825
Short-term borrowings	87,500	79,000
Long-term debt	55,498	65,559
Guaranteed preferred beneficial interest in
junior subordinated debentures (TRUPs)	12,000	12,000
Subordinated notes - 6.25%	23,000	23,000
Accrued expenses and other liabilities	11,769	11,447
Total Liabilities	1,296,004	1,229,831

Stockholders' Equity
Common stock - par value $.01; authorized - 15,000,000 shares;
issued 4,649,658 and 4,633,868 shares, respectively	46	46
Additional paid in capital	48,209	47,377
Retained earnings	63,452	58,100
Accumulated other comprehensive loss	(995)	(928)
Unearned ESOP shares	(755)	(169)
Total Stockholders' Equity	109,957	104,426
Total Liabilities and Stockholders' Equity	$1,405,961	$1,334,257

THE COMMUNITY FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA

	Three Months Ended (Unaudited)		Years Ended (Unaudited)
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
KEY OPERATING RATIOS
Return on average assets	(0.13)%	0.62%	0.52%	0.60%
Return on average common equity	(1.62)	7.68	6.55	7.09
Average total equity to average total assets	8.08	8.11	7.99	8.41
Interest rate spread	3.14	3.33	3.24	3.35
Net interest margin	3.29	3.45	3.37	3.48
Cost of funds	0.88	0.71	0.81	0.73
Cost of deposits	0.63	0.47	0.56	0.48
Cost of debt	2.34	2.26	2.28	2.55
Efficiency ratio	65.79	64.38	63.40	67.40
Efficiency ratio - Non-GAAP	62.16	62.18	60.42	64.82
Non-interest expense to average assets	2.21	2.26	2.19	2.37
Net operating expense to average assets	1.93	1.98	1.89	2.10
Net operating exp. to average assets - Non-GAAP	1.81	1.90	1.79	2.00
Avg. int-earning assets to avg. int-bearing liabilities	117.76	117.37	116.95	117.56
Net charge-offs to average loans	(0.02)	0.18	0.03	0.11
COMMON SHARE DATA
Basic net income per common share	$(0.10)	$0.44	$1.56	$1.59
Diluted net income per common share	(0.10)	0.44	1.56	1.59
Cash dividends paid per common share	0.10	0.10	0.40	0.40
Weighted average common shares outstanding:
Basic	4,616,515	4,574,707	4,627,776	4,599,502
Diluted	4,616,515	4,606,676	4,629,228	4,599,502

	(Unaudited)
(dollars in thousands, except per share amounts)	December 31, 2017	December 31, 2016	$ Change	% Change
ASSET QUALITY
Total assets	$1,405,961	$1,334,257	$71,704	5.4%
Gross loans	1,150,044	1,088,982	61,062	5.6
Classified Assets	39,172	39,246	(74)	(0.2)
Allowance for loan losses	10,515	9,860	655	6.6

Past due loans (PDLs) (31 to 89 days)	9,227	1,034	8,193	792.4
Nonperforming loans (NPLs) (>=90 days)	2,483	7,705	(5,222)	(67.8)

Non-accrual loans (a)	4,693	8,374	(3,681)	(44.0)
Accruing troubled debt restructures (TDRs) (b)	10,021	10,448	(427)	(4.1)
Other real estate owned (OREO)	9,341	7,763	1,578	20.3
Non-accrual loans, OREO and TDRs	$24,055	$26,585	$(2,530)	(9.5)
ASSET QUALITY RATIOS
Classified assets to total assets	3.58%	2.94%
Classified assets to risk-based capital	32.14	26.13
Allowance for loan losses to total loans	0.91	0.91
Allowance for loan losses to nonperforming loans	423.48	127.97
Past due loans (PDLs) to total loans	0.80	0.09
Nonperforming loans (NPLs) to total loans	0.22	0.71
Loan delinquency (PDLs + NPLs) to total loans	1.02	0.80
Non-accrual loans to total loans	0.41	0.77
Non-accrual loans and TDRs to total loans	1.28	1.73
Non-accrual loans and OREO to total assets	1.00	1.21
Non-accrual loans, OREO and TDRs to total assets	1.71	1.99
COMMON SHARE DATA
Book value per common share	$23.65	$22.54
Common shares outstanding at end of period	4,649,658	4,633,868
OTHER DATA
Full-time equivalent employees	165	162
Branches	11	12
Loan Production Offices	5	5
REGULATORY CAPITAL RATIOS
Tier 1 capital to average assets	8.77%	9.02%
Tier 1 common capital to risk-weighted assets	9.49	9.54
Tier 1 capital to risk-weighted assets	10.51	10.62
Total risk-based capital to risk-weighted assets	13.38	13.60

(a) Non-accrual loans include all loans that are 90 days or more delinquent and loans that are non-accrual due to the operating results or cash flows of a customer. Non-accrual loans can include loans that are current with all loan payments.

(b) At December 31, 2017 and December 31, 2016, the Bank had total TDRs of $10.8 million and $15.1 million, respectively, with $769,000 and $4.7 million, respectively, in non-accrual status. These loans are classified as non-accrual loans for the calculation of financial ratios.

THE COMMUNITY FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA (UNAUDITED) - Continued

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude merger and acquisition costs, OREO gains and losses and OREO expenses, and gains and losses on sales of investments or other assets, that are not considered part of recurring operations. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	Three Months Ended (Unaudited)		Years Ended (Unaudited)
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES
Efficiency ratio - GAAP basis
Noninterest expense	$7,746	$7,316	$30,097	$29,159
Net interest income plus noninterest income	11,773	11,364	47,472	43,265

Efficiency ratio - GAAP basis	65.79%	64.38%	63.40%	67.40%

Efficiency ratio - Non-GAAP basis
Noninterest Expense	$7,746	$7,316	$30,097	$29,159
Non-GAAP adjustments:
Merger and acquisition costs	(335)	-	(829)	-
OREO valuation allowance and expenses	(123)	(252)	(746)	(861)
Noninterest expense - as adjusted	7,288	7,064	28,522	28,298

Net interest income plus noninterest income	11,773	11,364	47,472	43,265
Non-GAAP adjustments:
(Gains) losses on sale of asset	-	(8)	(47)	(12)
Net (gains) losses on sale of OREO	(7)	(4)	(43)	436
Net (gains) losses on sale of investment securities	(42)	8	(175)	(31)
Net interest income plus noninterest income - adjusted	$11,724	$11,360	$47,207	$43,658

Efficiency ratio -Non-GAAP basis	62.16%	62.18%	60.42%	64.82%

Net operating exp. to average assets ratio - GAAP basis
Average Assets	$1,398,945	$1,297,729	$1,376,983	$1,229,470

Noninterest expense	7,746	7,316	30,097	29,159
less: noninterest income	(1,000)	(891)	(4,084)	(3,360)
Net operating exp.	$6,746	$6,425	$26,013	$25,799
Net operating exp. to average assets - GAAP basis	1.93%	1.98%	1.89%	2.10%

Net operating exp. to average assets ratio -Non-GAAP basis
Average Assets	$1,398,945	$1,297,729	$1,376,983	$1,229,470

Net operating exp.	6,746	6,425	26,013	25,799
Non-GAAP adjustments noninterest expense:
Merger and acquisition costs	(335)	-	(829)	-
OREO valuation allowance and expenses	(123)	(252)	(746)	(861)
Non-GAAP adjustments noninterest income:
Gains (losses) on sale of asset	-	8	47	12
Net gains (losses) on sale of OREO	7	4	43	(436)
Net gains (losses) on sale of investment securities	42	(8)	175	31
Net operating exp.-adjusted	$6,337	$6,177	$24,703	$24,545
Net operating exp. to average assets - Non-GAAP basis	1.81%	1.90%	1.79%	2.00%

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED)
Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands, except per share amounts )	2017	2017	2017	2017	2016
Interest and Dividend Income
Loans, including fees	$12,560	$12,671	$12,410	$11,970	$11,744
Interest and dividends on securities	999	988	973	946	835
Interest on deposits with banks	14	21	12	6	5
Total Interest and Dividend Income	13,573	13,680	13,395	12,922	12,584

Interest Expense
Deposits	1,712	1,563	1,403	1,269	1,210
Short-term borrowings	323	304	283	147	73
Long-term debt	765	805	776	832	828
Total Interest Expense	2,800	2,672	2,462	2,248	2,111

Net Interest Income (NII)	10,773	11,008	10,933	10,674	10,473
Provision for loan losses	30	224	376	380	670

NII After Provision For Loan Losses	10,743	10,784	10,557	10,294	9,803

Noninterest Income
Loan appraisal, credit, and misc. charges	73	28	9	47	66
Gain on sale of asset	-	-	47	-	8
Net gains (losses) on sale of OREO	7	-	9	27	4
Net gains (losses) on sale of investment securities	42	-	133	-	(8)
Income from bank owned life insurance	192	196	194	191	196
Service charges	686	639	660	610	625
Gain on sale of loans held for sale	-	294	-	-	-
Total Noninterest Income	1,000	1,157	1,052	875	891

Noninterest Expense
Salary and employee benefits	4,191	4,056	4,198	4,313	4,193
Occupancy expense	691	630	658	653	666
Advertising	139	156	140	108	138
Data processing expense	588	555	634	577	589
Professional fees	472	510	360	320	455
Merger & acquisition costs	335	239	238	17
Depr.of furniture, fixtures, and equipment	192	191	204	199	204
Telephone communications	49	46	45	51	41
Office supplies	33	26	28	32	31
FDIC Insurance	133	178	161	166	97
OREO valuation allowance and expenses	123	283	145	195	252
Other	800	572	719	748	650
Total Noninterest Expense	7,746	7,442	7,530	7,379	7,316

Income before income taxes	3,997	4,499	4,079	3,790	3,378
Income tax expense	4,456	1,717	1,536	1,448	1,356
Net (Loss) Income	$(459)	$2,782	$2,543	$2,342	$2,022

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued

Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands, except per share amounts )	2017	2017	2017	2017	2016
KEY OPERATING RATIOS
Return on average assets	(0.13)%	0.80%	0.74%	0.70%	0.62%
Return on average common equity	(1.62)	9.99	9.36	8.78	7.68
Average total equity to average total assets	8.08	7.97	7.91	7.98	8.11
Interest rate spread	3.14	3.24	3.27	3.29	3.33
Net interest margin	3.29	3.38	3.39	3.40	3.45
Cost of funds	0.88	0.84	0.79	0.74	0.71
Cost of deposits	0.63	0.58	0.53	0.48	0.47
Cost of debt	2.34	2.34	2.22	2.24	2.26
Efficiency ratio	65.79	61.18	62.83	63.89	64.38
Efficiency ratio - Non-GAAP	62.16	56.88	60.59	62.20	62.18
Non-interest expense to average assets	2.21	2.13	2.19	2.21	2.26
Net operating expense to average assets	1.93	1.80	1.89	1.94	1.98
Net operating expense to average assets - Non-GAAP	1.81	1.65	1.83	1.89	1.90
Avg. int-earning assets to avg. int-bearing liabilities	117.76	116.64	117.07	116.29	117.37
Net charge-offs to average loans	(0.02)	0.08	0.02	0.05	0.18
COMMON SHARE DATA
Basic net income per common share	$(0.10)	$0.60	$0.55	$0.51	$0.44
Diluted net income per common share	(0.10)	0.60	0.55	0.51	0.44
Cash dividends paid per common share	0.10	0.10	0.10	0.10	0.10
Weighted average common shares outstanding:
Basic	4,616,515	4,633,391	4,632,911	4,628,357	4,574,707
Diluted	4,616,515	4,633,417	4,635,483	4,630,398	4,606,676
ASSET QUALITY
Total assets	$1,405,961	$1,402,172	$1,392,688	$1,356,073	$1,334,257
Gross loans	1,150,044	1,145,406	1,142,010	1,113,742	1,088,982
Classified Assets	39,172	39,172	35,413	36,458	39,246
Allowance for loan losses	10,515	10,435	10,434	10,109	9,860

Past due loans (PDLs) (31 to 89 days)	9,227	1,642	1,081	231	1,034
Nonperforming loans (NPLs) (>=90 days)	2,483	2,741	3,782	7,168	7,705

Non-accrual loans	4,693	3,012	4,442	7,830	8,374
Accruing troubled debt restructures (TDRs)	10,021	10,069	10,228	10,264	10,448
Other real estate owned (OREO)	9,341	9,741	9,154	6,747	7,763
Non-accrual loans, OREO and TDRs	$24,055	$22,822	$23,824	$24,841	$26,585
ASSET QUALITY RATIOS
Classified assets to total assets	3.58%	2.79%	2.54%	2.69%	2.94%
Classified assets to risk-based capital	32.14	24.97	22.81	23.91	26.13
Allowance for loan losses to total loans	0.91	0.91	0.91	0.91	0.91
Allowance for loan losses to nonperforming loans	423.48	380.70	275.89	141.03	127.97
Past due loans (PDLs) to total loans	0.80	0.14	0.09	0.02	0.09
Nonperforming loans (NPLs) to total loans	0.22	0.24	0.33	0.64	0.71
Loan delinquency (PDLs + NPLs) to total loans	1.02	0.38	0.43	0.66	0.80
Non-accrual loans to total loans	0.41	0.26	0.39	0.70	0.77
Non-accrual loans and TDRs to total loans	1.28	1.14	1.28	1.62	1.73
Non-accrual loans and OREO to total assets	1.00	0.91	0.98	1.07	1.21
Non-accrual loans, OREO and TDRs to total assets	1.71	1.63	1.71	1.83	1.99

COMMON SHARE DATA
Book value per common share	$23.65	$23.85	$23.51	$22.96	$22.54
Common shares outstanding at end of period	4,649,658	4,649,302	4,648,199	4,641,342	4,633,868

OTHER DATA
Full-time equivalent employees	165	169	165	165	162
Branches	11	11	12	12	12
Loan Production Offices	5	5	5	5	5

REGULATORY CAPITAL RATIOS
Tier 1 capital to average assets	8.77%	8.82%	8.85%	8.91%	9.02%
Tier 1 common capital to risk-weighted assets	9.49	9.81	9.70	9.62	9.54
Tier 1 capital to risk-weighted assets	10.51	10.87	10.77	10.69	10.62
Total risk-based capital to risk-weighted assets	13.38	13.81	13.72	13.66	13.60

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude merger and acquisition costs, OREO gains and losses and OREO expenses, and gains and losses on sales of investments or other assets, that are not considered part of recurring operations. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands, except per share amounts )	2017	2017	2017	2017	2016

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES
Efficiency ratio - GAAP basis
Noninterest expense	$7,746	$7,442	$7,530	$7,379	$7,316
Net interest income plus noninterest income	11,773	12,165	11,985	11,549	11,364

Efficiency ratio - GAAP basis	65.79%	61.18%	62.83%	63.89%	64.38%

Efficiency ratio - Non-GAAP basis
Noninterest Expense	$7,746	$7,442	$7,530	$7,379	$7,316
Non-GAAP adjustments:
Merger and acquisition costs	(335)	(239)	(238)	(17)	-
OREO valuation allowance and expenses	(123)	(283)	(145)	(195)	(252)
Noninterest expense - as adjusted	7,288	6,920	7,147	7,167	7,064

Net interest income plus noninterest income	11,773	12,165	11,985	11,549	11,364
Non-GAAP adjustments:
(Gains) losses on sale of asset	-	-	(47)	-	(8)
Net (gains) losses on sale of OREO	(7)	-	(9)	(27)	(4)
Net (gains) losses on sale of investment securities	(42)	-	(133)	-	8
Net interest income plus noninterest income - adjusted	$11,724	$12,165	$11,796	$11,522	$11,360

Efficiency ratio -Non-GAAP basis	62.16%	56.88%	60.59%	62.20%	62.18%

Net operating exp. to average assets ratio - GAAP basis
Average Assets	$1,398,945	$1,396,459	$1,373,832	$1,337,814	$1,297,729

Noninterest expense	7,746	7,442	7,530	7,379	7,316
less: noninterest income	(1,000)	(1,157)	(1,052)	(875)	(891)
Net operating exp.	$6,746	$6,285	$6,478	$6,504	$6,425
Net operating exp. to average assets - GAAP basis	1.93%	1.80%	1.89%	1.94%	1.98%

Net operating exp. to average assets ratio -Non-GAAP basis
Average Assets	$1,398,945	$1,396,459	$1,373,832	$1,337,814	$1,297,729

Net operating exp.	6,746	6,285	6,478	6,504	6,425
Non-GAAP adjustments noninterest expense:
Merger and acquisition costs	(335)	(239)	(238)	(17)	-
OREO valuation allowance and expenses	(123)	(283)	(145)	(195)	(252)
Non-GAAP adjustments noninterest income:
Gains (losses) on sale of asset	-	-	47	-	8
Net gains (losses) on sale of OREO	7	-	9	27	4
Net gains (losses) on sale of investment securities	42	-	133	-	(8)
Net operating exp.-adjusted	$6,337	$5,763	$6,284	$6,319	$6,177
Net operating exp. to average assets - Non-GAAP basis	1.81%	1.65%	1.83%	1.89%	1.90%